Exhibit 10.10
EMPLOYMENT AGREEMENT
THIS AGREEMENT MADE AND ENTERED INTO THIS 8th day of December, 2006, by and between First American Capital Corporation, a Kansas corporation (“Employer”), and Michael S. Hess (“Employee”), is as follows:
SUBJECT MATTER OF EMPLOYMENT
Employer has and does, hereby employ Employee under this Employment Agreement, effective on January 1, 2007, notwithstanding the date of this Agreement or the date such Agreement is signed by either Employer or Employee, to carry out the duties and responsibilities of the office of President of First Life Brokerage, Inc., a direct wholly owned subsidiary of Employer (“FLB”), to serve as FLB’s principal executive officer, to implement the policies and strategic goals established by FLB’s Board of Directors and to perform such other duties and responsibilities as assigned by Employer or FLB’s Board of Directors. Employee hereby accepts employment by Employer and agrees to serve as President of FLB, subject to the terms of this Employment Agreement.
Employer and Employee agree that, in connection with Employee’s services hereunder, Employee may from time to time provide services to FACC or to another employer (“Affiliate”) that directly, or indirectly through one on more intermediaries, controls, or is controlled by, or is under common control with FACC and that any performance of services for an Affiliate shall be considered the performance of services under this Agreement and subject to the terms of this Agreement.
The Employee’s title, duties, responsibilities and job description may be periodically revised by Employer or the Board of Directors of FLB without requiring a written amendment to this Agreement.
Employee shall report to the Board of Directors of FLB. Without requiring a written amendment to this Agreement, either Employer or the Board of Directors of FLB has the right to change Employee’s reporting relationship at any time and assign Employee to report to another supervisor.
COMPENSATION, BENEFITS AND EXPENSE REIMBURSEMENT
Employer agrees to pay to Employee base salary at the annual rate of One Hundred and Thirty Thousand Dollars ($130,000). The reference to base salary at an annual rate in this Agreement shall not entitle Employee to payment of salary beyond any salary earned through Employee’s performance of services under this Agreement through the date of any termination of Employee’s employment and/or this Agreement. The base salary will be reviewed periodically for adjustment by Employer, and, if adjusted, such adjusted amount will become the base salary for purposes of this Agreement.

Employee shall be eligible to participate in any short-term or long-term bonus or incentive compensation plans, programs or arrangements as are designated by the Employer at its sole discretion for participation by Employee. Employee will be advised of any terms and performance criteria relating to any such plans, programs or arrangements and any participation by Employee in any such plans, programs or arrangements shall not require a written amendment to this Agreement.
Employer further agrees to provide an automobile to Employee for business use and commuting provided that it is used in accordance with the policies established from time to time by Employer. Employee agrees that the automobile shall at all times remain the property of Employer or one of its Affiliates and shall be returned to Employer upon termination of this Agreement.
Employer further agrees to grant Employee certain other benefits as specified in the personnel policies established from time to time by Employer and subject to the discretionary authority given to any applicable benefit plan administrators. Employer’s personnel policies may be changed from time to time by Employer without requiring a written amendment to this Agreement.
Employer further agrees to reimburse Employee for reasonable expenses incurred while carrying out the duties assigned by Employer to Employee. Employee agrees to comply with Employer’s expense reimbursement policies. At Employer’s option, Employee may be provided with a corporate credit card for use in connection with the payment of travel and other employment-related expenses incurred in the performance of Employee’s duties under this Agreement. Employee agrees to comply with any policies of Employer applicable to corporate credit card use. Employer, at its sole discretion, shall have the right to terminate the credit card program or revoke Employee’s corporate credit card privileges at any time for any reason. Upon any such termination of the program, revocation of privileges, or termination of Employee’s employment, Employee agrees to promptly return the corporate credit card to Employer.
ADDITIONAL OBLIGATIONS OF EMPLOYEE
Employee agrees to be bound by and comply with the rules and policies (including Employer’s interpretations and clarifications thereof) set forth in the First American Capital Corporation And Subsidiaries Employee Manual or otherwise established or amended from time to time by Employer or FLB (the “Policies”). Notwithstanding the foregoing, for any provision of this Employment Agreement that is now or may become conflicted with the same or similar provision in such Policies, the provision which provides Employer most protection and grants Employer the greatest rights shall govern.
During and subsequent to Employee’s employment under this Agreement, Employee shall respect the confidentiality of trade secrets, confidential information, know-how, designs, business plans, marketing plans, strategies, budgets, projections, financial results, acquisition and divestiture plans and considerations, software, databases, insurance brokerage file information, loan brokerage file information, client or customer file information, customer lists, customer leads, contacts, referrals, customer insurance policies, insurance policy quotes, applications and expiration dates, customer and potential customer credit and/or background reports, insurance company contracts, pricing and commission information, information regarding products, services, processes, personnel changes, directors, employees, agents, brokers, producers, franchisees of Affiliates, annuities, investors in annuities, plan sponsors and participants, insurance companies, suppliers, managing general agents, consulting services, borrowers, lenders, collateral, collateral preservation, loan sales, and purchasers of loans, and employment file information owned, controlled by, or pertaining to Employer, FLB, Affiliates, the franchise agents of any Affiliates, the agents, brokers or producers through whom or which FLB sells insurance and annuity products and services to customers, and independent agents of Employer or any Affiliates (collectively such Employer, FLB, Affiliates, franchise agents, brokers, producers and independent agents shall be referred to as “Protected Parties” and all such information shall be referred to as the “Protected Information”). Employee shall not remove any lists or reports containing any Protected Information from premises or electronic databases owned, rented or used by Employer or any of the other Protected Parties without the express written consent of Employer. Employee shall not sell or trade any Protected Information or information pertaining to any Protected Information obtained as a result of (1) access to Employer’s or any of the other Protected Parties’ files, records, manuals, handbooks, documentation, data, directors, officers, employees, agents, premises, computers, or electronic databases, or (2) business conducted by Employee for Employer, FLB or any of the other Protected Parties. Employee agrees that all Protected Information and all good will associated with, or generated by, such Protected Information remain the exclusive property of Employer or one or more of the Protected Parties, as the case may be.
Except as Employer otherwise consents in advance in writing, Employee shall not disclose or make any use of, except for the benefit of FLB or Employer, at any time either during or subsequent to Employee’s employment, any Protected Information of Employer or any other Protected Party, or any matter pertaining to any business of Employer, FLB, any of the other Protected Parties or any of their customers, which Employee produces, obtains or otherwise acquires during the course of Employee’s employment, except as herein provided. Employee agrees not to deliver, reproduce or in any way allow any Protected Information, or any documentation relating thereto, to be delivered or used by any third parties without specific direction and consent of Employer.
In the event of Employee’s termination of employment with Employer for any reason whatsoever, Employee agrees to promptly surrender and deliver to Employer all records, manuals, materials, equipment, documents and data of any nature, and stored or possessed in any form or manner, pertaining to any program or Protected Information of Employer, FLB, any of the other Protected Parties, or any of their customers, which Employee produces or obtains during the course of his employment or otherwise.

TERMINATION OF EMPLOYMENT
The relationship between Employer and Employee is an employment at will and nothing in this Agreement shall eliminate, reduce or deter the right of either party to terminate the employment relationship at any time for any reason. Termination of employment shall constitute termination of this Agreement unless the parties mutually agree in writing otherwise.
Any professional errors or omissions coverage provided by Employer for Employee shall cease upon termination of this Agreement. Any obligation by Employer to pay to employee performance bonuses or other bonus or incentive compensation, if any, shall also cease upon termination of this Agreement.
Obligations and provisions of this Agreement that, by their express terms or otherwise, require performance or compliance by one or both parties hereto after termination of this Agreement, including, but not limited to, obligations to return property, confidentiality of information, covenants not to solicit, the covenant not to compete, mediation, arbitration, waiver, the binding nature of this Agreement upon the parties, successors, assigns, heirs, executors and administrators, the government and construction of this Agreement, and the invalidity or non-enforceability of Agreement provisions, shall survive termination of the Agreement.
COVENANTS NOT TO SOLICIT OR COMPETE
In the event that Employee’s employment is terminated for any reason by Employer or by Employee, Employee does hereby agree and covenant not to directly or indirectly solicit by any means insurance, health, disability or pension plan products, financial services, loan brokerage, insurance agency, insurance brokerage, insurance agency consulting, collateral preservation or loan business from any customers, clients, franchise agents, agents, brokers or producers of FLB, Employer or any of the other Protected Parties for a period of two (2) years from and after the effective date of termination of employment. Employee agrees that he will not, for a period of two (2) years following termination of employment with Employer, directly or indirectly, solicit or hire any of the franchise agents, brokers, producers or employees of FLB, Employer or any of the other Protected Parties to work for or contract with Employee or any person or company competitive with FLB, Employer or any of the other Protected Parties. If Employee breaches this paragraph, Employer shall be entitled to all damages that result from each and every individual breach, in addition to any other remedies, including equitable remedies, that Employer may have.
Employee and Employer agree that (1) during the period of Employee’s employment hereunder, Employee will not undertake, engage in, or be directly or indirectly involved in the planning, organization, funding or operation of any business activity competitive with either the work Employee performs or any of the lines of business in which FLB, Employer or any of the other Protected Parties is engaged; and (2) for two years after the effective date of Employee’s termination of employment under this Agreement for any reason or no reason at all, Employee shall not engage in, or own or control any interest in (except as a passive investor in less than one percent of the outstanding securities of a publicly held company), or act as an officer, director or employee of, broker or producer for, or consultant, advisor or lender to, any firm, corporation, partnership, limited liability company, sole proprietorship, institution, business or entity that engages in any line of business that is competitive with any Line of Business of FLB, Employer or any Affiliate in any state in the United States in which such Line of Business of FLB, Employer or any Affiliate operates as of the effective date of the termination of Employee’s employment under this Agreement. “Line of Business of FLB, Employer or any Affiliate” means the life insurance agency business, life insurance brokerage business, loan brokerage business, life insurance business, insurance agency business, the wholesale insurance brokerage business, the business of franchising insurance agencies, the business of providing consulting services to managing general agencies, other insurance agencies or funeral homes, the business of providing collateral preservation services to lenders, the business of lending money to franchisees, insurance agencies, insurance agents or funeral homes, the business of selling loan participations, the business of selling asset-backed securities, the funeral home business, the business of franchising funeral homes, and any other line of business of Employer and each of its Affiliates, the revenues of which constituted 10% or more of the consolidated revenues of either Employer or Brooke Corporation for the fiscal year of Employer or Brooke Corporation, as the case may be, completed on, or most recently completed prior to, Employee’s last day of employment under this Agreement. The running of the two-year period specified in this paragraph shall be suspended during any period of violation and/or any period of time required to enforce this covenant by settlement, mediation, arbitration, litigation, threat of arbitration or threat of litigation. Nothing in this paragraph shall preclude Employee from having an ownership interest in a franchise granted by either Brooke Franchise Corporation or another Affiliate or having an employment or subagent relationship with a franchise granted by either Brooke Franchise Corporation or another Affiliate.
Employee and Employer agree that the prohibitions contained in the foregoing covenants not to solicit, the non-competition covenant and the provisions of this Agreement pertaining to confidential information of FLB, Employer and the other Protected Parties are reasonable and necessary and Employee’s salary, employment and association with Employer and/or the opportunities which are afforded to Employee are ample consideration for these restrictions.
Employee and Employer agree that, should any provisions of any covenant or other portion of this Agreement be determined to be invalid, illegal or otherwise unenforceable or unreasonable in scope by any arbitrator to whom a dispute regarding this Agreement has been submitted in accordance with this Agreement, or by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement will not be affected thereby, and the provision found invalid, illegal or otherwise unenforceable or unreasonable will be considered by Employee and Employer to be amended as to scope of protection, time or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that arbitrator or court and, as so amended, will be enforced.

Employee and Employer agree that money damages alone will not adequately compensate Employer for breach of the foregoing covenants not to solicit, the non-competition covenant, and the provisions of this Agreement pertaining to confidential information of FLB, Employer or the other Protected Parties and, therefore, in the event of the breach or threatened breach of any such covenant or provision, in addition to all other remedies available at law, in equity or otherwise, Employer shall be entitled to injunctive relief compelling specific performance of (or other compliance with) the terms thereof.
MISCELLANEOUS
This Agreement supersedes and take precedence over any and all prior agreements, arrangements or understandings between Employer or any one or more Affiliates and the Employee relating to the employment of Employee and any other subject matter hereof.
No oral understanding, oral statement, or oral promises or oral inducements exist between the parties.
The waiver by Employer of any breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.
Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if hand delivered or sent by regular mail to Employee’s residence (in the case of notice to Employee) or to Employer’s principal office (in the case of notice to the Employer).
The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. This Agreement is binding upon Employee and the heirs, executors, assigns and administrators of Employee or Employee’s estate and property.
Employer may assign this Agreement by providing Employee notice of Employer’s decision to do so. Employee may not assign or transfer to others the obligation to perform Employee’s duties hereunder.
This Agreement may not be modified, revised, altered, added to, extended in any manner, or superseded other than by an instrument in writing signed by both of the parties hereto.
THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS.

MEDIATION AND ARBITRATION
Any issue, claim or dispute that may arise out of or in connection with this Agreement or the employment relationship between Employer and Employee, or the termination of such Agreement and/or relationship, and which Employee and Employer (or any of the other Protected Parties) are not able to resolve themselves by negotiation, shall be submitted to mediation in a manner agreed to by Employee and Employer. Employee and Employer agree to use mediation to attempt to resolve such issue, claim or dispute prior to filing any arbitration action, lawsuits, complaints, charges or claims. Employee and Employer will select an independent mediator agreeable to both parties. If the parties cannot agree on an independent mediator, the parties agree that the American Arbitration Association will appoint a mediator. The mediator will communicate with the parties to arrange and convene the mediation process that will be most efficient, convenient and effective for both parties. The costs of the mediation and fees of the mediator will be borne equally by Employee and Employer. The parties will cooperate with the mediator in coming to a reasonable agreement on the mediation arrangements which will include the time and place for conducting the mediation, who will attend or participate in the mediation, and what information and written material will be exchanged before the mediation. The mediation will be conducted at a place in the State of Kansas agreeable to both Employee and Employer.
Any issue, claim, dispute or controversy that may arise out of, in connection with, or relating to this Agreement, the employment relationship between Employer and Employee, or the termination of such Agreement and/or relationship that are not able to be resolved by mediation, shall be submitted to arbitration administered by the American Arbitration Association under its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in an court having jurisdiction thereof. Employee and Employer agree to use arbitration to resolve such issue, claim or dispute prior to and in lieu of filing any lawsuits, complaints, charges or claims. The costs of the arbitration and fees of the arbitrator(s) will be borne equally by Employer and Employee.
Employee and Employer agree that each party will pay the fees and expenses of his or its own attorneys involved in any mediation, arbitration or dispute relating to this Agreement, Employee’s employment by Employer, or the termination of such Agreement and/or employment. Neither party shall have any obligation to pay the fees and/or expenses incurred by legal counsel or expert witnesses retained by or on behalf of the other party in connection with any such mediation, arbitration or dispute.
Therefore, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by both parties, Employer and Employee have duly executed this Employment Agreement on the date(s) set forth below their respective signatures.

FIRST AMERICAN CAPITAL
CORPORATION (“EMPLOYER”)

/s/ Leah E. Kraft	by:	/s/ Harland E. Priddle

Witness

	Date:	12/08/2006

EMPLOYEE:

/s/ Amy Cline	/s/ Michael S. Hess

Witness	Michael S. Hess

Date: